EXHIBIT 99.1






                        REPORT OF INDEPENDENT ACCOUNTANTS
                                   ----------



To the Board of Directors,
GS Financial Products US Co.:


In our opinion, the accompanying balance sheets present fairly, in all material respects, the financial position of GS Financial Products US Co. (the "Company") at November 27, 1998 and November 28, 1997 in conformity with generally accepted accounting principles. These balance sheets are the responsibility of the Company's management; our responsibility is to express an opinion on these balance sheets based on our audits. We conducted our audits of these balance sheets in accordance with generally accepted auditing standards, which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheets, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the balance sheets. We believe that our audits provide a reasonable basis for our opinion.


PricewaterhouseCoopers LLP


New York, New York
February 25, 1999.




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                          GS FINANCIAL PRODUCTS US Co.

                                 Balance Sheets
               (U.S. dollars in thousands, except share par value)

                                   ----------



                                    November 27, 1998     November 28, 1997
Assets:

Cash                                           $1,642               $1,661
Investment in affiliate                           794                  748
Receivables from affiliates                       131                  411
                                               ------               ------
    Total assets                               $2,567               $2,820

Liabilities and Shareholders'
Equity:
Payables to affiliates                           $169                 $285
Other liabilities                                   7                  170
                                               ------               ------
    Total liabilities                             176                  455


Commitments and Contingencies


Shareholders' Equity:

    Ordinary share capital
       $1 par value; 899,999 shares
       authorized,
       11,305 shares issued and                    11                   11
       outstanding
    Deferred share capital
       $1 par value; 1 share
       authorized, issued
       and outstanding                              -                    -
    Additional paid-in-capital                    599                  599
    Retained earnings                           1,781                1,755
                                               ------               ------
       Total shareholders' equity               2,391                2,365
                                               ------               ------
    Total liabilities and                      $2,567               $2,820
    shareholders' equity                       ======               ======


       THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE BALANCE SHEETS.

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                          GS FINANCIAL PRODUCTS US Co.
                             Notes to Balance Sheets
                                   ----------

1.     BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES:

       GS Financial Products US Co. ("US Co.") is a Cayman Islands limited liability corporation owned directly by GS Financial Products, L.P., a Cayman Islands exempted limited partnership, except for one non-participating deferred share (the "Deferred Share"), held by an outside party. The Deferred Share has sufficient voting power to permit its holder to block an attempt to voluntarily dissolve US Co. The Deferred Share has no other material economic or voting rights. The ultimate parent of US Co. is The Goldman Sachs Group, L.P., a Delaware limited partnership.

       US Co. is an approximate 1% owner and the general partner of GS Financial Products U.S., L.P. ("FPUS"), a Cayman Islands exempted limited partnership. US Co.'s investment in its affiliate (Note 3) is accounted for by the equity method. The sole business of US Co. is to manage FPUS.

       These balance sheets have been prepared in accordance with generally accepted accounting principles that require management to make estimates and assumptions that affect the financial statements and related disclosures. These estimates and assumptions are based on judgement and available information and, consequently, actual results could be materially different from these estimates.

       As a Cayman Islands limited liability company, US Co. is not subject to income taxes.

2.     CASH:

       As of November 27, 1998 and November 28, 1997, cash was deposited in a brokerage account with an affiliate.

3.     INVESTMENT IN AFFILIATES:

       FPUS owns an approximate 2% general and limited partnership interest in GS Financial Products International, L.P. ("FPI"), which is also a Cayman Islands exempted limited partnership. Under Cayman Islands law, FPUS would be liable for all of the liabilities of FPI if it were to become insolvent.

       The business of FPUS and FPI is to enter into, as principal or guarantor, a variety of financial instruments such as swaps, options, futures, forwards,  warrants  and  indexed  debt  instruments  and the  underlying financial instruments (i.e., securities, commodities or foreign currency). As of November 27, 1998 and November 28, 1997, the assets of FPUS consisted principally of obligations of major international financial institutions, primarily banks, which are rated A+ or better by at least one internationally recognized credit rating agency, cash and cash equivalents and securities owned. As of November 27, 1998 and November 28, 1997, the assets of FPI consisted principally of cash and cash equivalents and equity securities of entities organized under Japanese law. FPI's functional currency is the Japanese Yen, and the amounts presented below were


                                      - 4 -

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       translated at the  yen/dollar  exchange rate in effect at the  applicable balance sheet date.



                                      - 5 -

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                          GS FINANCIAL PRODUCTS US CO.

                       Notes to Balance Sheets (Continued)

                                   ----------


Selected balance sheet data for FPUS and FPI ($ in millions):


                         November 27, 1998              November 28, 1997
                         -----------------              -----------------
FPUS
Total assets                          $461                           $583
Total liabilities                      304                            434
Partners' capital                      157                            148
Net income                               9                             14

FPI
Total assets                          $170                           $235
Total liabilities                      137                            203
Partners' capital                       33                             32
Net loss                              (0.2)                          (2.7)


4.     RELATED PARTY TRANSACTIONS:

       An affiliate provides US Co. with operational and administrative support for which an agreed upon fee per annum is charged. US Co. also obtains brokerage and custodial services from affiliates.



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